Exhibit 107

 Calculation of Filing Fee Table

Form S-8

(Form Type)

Leap Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(h)	3,960,855 (3)	$0.65	$2,574,555.75	$110.20 per $1,000,000	$283.72
	Total Offering Amounts					$2,574,555.75		$283.72
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$283.72

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Leap Therapeutics, Inc. 2016 Equity Incentive Plan (the “2016 EIP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on January 31, 2023.

(3)	Represents the aggregate number of shares of Common Stock that were automatically added on January 1, 2023 to the shares authorized for issuance under the 2016 EIP pursuant to an “evergreen” provision contained in the 2016 EIP. Pursuant to such provision, on January 1 of each calendar year, the number of shares authorized for issuance under the 2016 EIP is automatically increased by a number equal to (a) 4% of the outstanding Common Stock of the Registrant as of the end of the immediately preceding calendar year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s compensation committee in the applicable year.